Exhibit 99.3
[LOGO]  Constellation
NEWS RELEASE
04

Media Relations	Investor Relations
Angie Blackwell--585-678-7141	Patty Yahn-Urlaub--585-678-7483
Cheryl Gossin--585-678-7191	Bob Czudak--585-678-7170

CONSTELLATION BRANDS NAMES JERRY
FOWDEN TO ITS BOARD OF DIRECTORS

VICTOR, N.Y., April 21, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, announced today that its board of directors has elected Jerry Fowden, 53, to fill a board vacancy effective May 1, 2010. Fowden is chief executive officer (CEO) of Cott Corporation, a private label non-alcoholic beverage manufacturer.  Fowden has years of leadership experience serving in a variety of roles with Trader Media Group, ABInBev, Bass Brewers and Pepsi Cola International, among others.
“We are very pleased to welcome Jerry to the board of directors and believe his experience across a number of industries, including beverage alcohol, will provide excellent guidance and we look forward to the contributions he will make to the organization,” said Constellation’s Chairman of the Board Richard Sands.
Fowden joined Cott Corporation in 2007 and served in the company’s international operating segments. He was named CEO in 2009. Prior to joining Cott, he managed European geographies for InBev, now ABInBev. Fowden resides in Tampa, Fla.
About Constellation Brands
Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes and talented employees world-wide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 45 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world

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who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation visit the company's web site at www.cbrands.com.

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